Exhibit 99.1

General John P. Abizaid Retires from Virtu Board of Directors

NEW YORK, NY, January 18, 2019 — Virtu Financial, Inc. (NASDAQ: VIRT), a leading technology-enabled market maker and liquidity provider to the global financial markets, today announced that General John P. Abizaid has retired from the company’s Board of Directors after over seven years of service. As was previously announced, General Abizaid has been nominated by President Donald J. Trump to serve as the Ambassador to Saudi Arabia.

“We at Virtu are all grateful for General Abizaid’s leadership and contributions to Virtu,” said Robert Greifeld, Chairman of Virtu. “He has served the company from its early days as a private company and has added significant value throughout his tenure.”

General Abizaid submitted his resignation from the Board of Directors of Virtu Financial, Inc. and the Board’s Nominating and Corporate Governance Committee and Compensation Committee, effective immediately.

Following General Abizaid’s retirement, the Board consists of eleven directors. The Board may seek to add one or more new directors as business needs and opportunities arise.

About Virtu Financial, Inc.

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 25,000 securities, at over 235 venues, in 36 countries worldwide.

CONTACT

Media and Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

media@virtu.com